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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                                  Ebix.com Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
                         (Title of Class of Securities)

                                    28715107
                                 (CUSIP Number)

                                  June 19, 2002
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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------------------                                             -----------------
CUSIP No. 28715107                                             Page 2 of 5 Pages
------------------                                             -----------------

--------------------------------------------------------------------------------------------------------------------
      1        Names of Reporting Persons
               I.R.S. Identification Nos. of Above Persons (Entities Only)

               Rennes Fondation
--------------------------------------------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group                        (a) : [_]
               (See Instructions)                                                      (b) : [_]

--------------------------------------------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               Principality of Liechtenstein

--------------------------------------------------------------------------------------------------------------------
                       5    Sole Voting Power
        NUMBER OF
                            424,895
         SHARES
                       ---------------------------------------------------------------------------------------------
      BENEFICIALLY     6    Shared Voting Power

        OWNED BY            -0-
                       ---------------------------------------------------------------------------------------------
          EACH         7    Sole Dispositive Power

       REPORTING            424,895

         PERSON        ---------------------------------------------------------------------------------------------
                       8    Shared Dispositive Power
          WITH
                            -0-
--------------------------------------------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               424,895
--------------------------------------------------------------------------------------------------------------------
     10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:  [_]
               (See Instructions)

--------------------------------------------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               18.5%
--------------------------------------------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               00
--------------------------------------------------------------------------------------------------------------------




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------------------                                             -----------------
CUSIP No. 28715107                                             Page 3 of 5 Pages
------------------                                             -----------------

Item 1.

     (a)  Name of Issuer:

          Ebix.com Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1900 E. Golf Road, Suite 1050
          Schaumburg, Illinois 60173

Item 2.

     (a)  Name of Persons Filing:

          Rennes Fondation

     (b)  Address of Principal Business Office or if None, Residence:

          Aeulestrasse 38

          FL-9490 Vaduz

          Principality of Liechtenstein

     (c)  Citizenship:

          Principality of Liechtenstein

     (d)  Title of Class of Securities:

          Common Stock, par value $0.10 per share

     (e)  CUSIP Number:

          28715107

Item 3.

          N/A

Item 4. Ownership

     (a)  Amount Beneficially Owned:

          424,895

     (b)  Percent of Class:

          18.5%




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------------------                                             -----------------
CUSIP No. 28715107                                             Page 4 of 5 Pages
------------------                                             -----------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               424,895

          (ii) Shared power to vote or to direct the vote:

               -0-

          (iii) Sole power to dispose or to direct the disposition of:

               424,895

          (iv) Shared power to dispose or to direct the disposition of:

               -0-

Item 5. Ownership of Five Percent or Less of a Class

          N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          N/A

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on by the
        Parent Holding Company

          N/A

Item 8. Identification and Classification of Members of the Group

           N/A

Item 9. Notice of Dissolution of Group

          N/A

Item. 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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------------------                                             -----------------
CUSIP No. 28715107                                             Page 5 of 5 Pages
------------------                                             -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 18,2003                                   RENNES FONDATION


                                                      /s/ Rolf Herter
                                                      --------------------------
                                                      Name: Rolf Herter
                                                      Title: Director